Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 2, 2026, (September 15, 2026, as to the effects of the share split described in Note 19) relating to the financial statements of vVARDIS Holding AG and subsidiaries, appearing in Registration Statement No. 333-299384 on Form F-1 of vVARDIS Holding AG and subsidiaries.

/s/ Deloitte AG

Zurich, Switzerland
November 13, 2026